Exhibit 32.1
CERTIFICATIONS

Brian Donaghy and Alan Schroering, being the President and Chief Operating Officer and VP of Finance and Interim Chief Financial Officer, respectively, of Industrial Services of America, Inc., hereby certify as of this 15th day of May, 2013, that the Form 10-Q for the quarter ended March 31, 2013, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Industrial Services of America, Inc.

/s/ Brian Donaghy
Brian Donaghy, President and Chief Operating Officer
(Principal Executive Officer)

/s/ Alan Schroering
Alan Schroering, VP of Finance and Interim Chief Financial Officer